Exhibit 4.1

AMENDMENT TO THE

CERTIFICATE OF DESIGNATION

OF THE

AMENDED SERIES 2001-A PREFERRED STOCK

($0.01 Par Value)

OF

HAROLD'S STORES, INC.

Pursuant to Section 1032 of the Oklahoma General Corporation Act

The undersigned, the Chief Executive Officer of Harold's Stores, Inc., an Oklahoma corporation (the "Corporation"), in accordance with the provisions of Section 1032.G.1 of the Oklahoma General Corporation Act, does hereby certify as follows:

1. A Certificate of Designation (the "Certificate of Designation") setting forth certain resolutions of the Corporation's Board of Directors establishing the powers, preferences, rights and limitations of the Corporation's Amended Series 2001-A Preferred Stock, par value $0.01 per share, was filed with the Oklahoma Secretary of State on August 2, 2002;

2. The Certificate of Designation designated 700,000 shares of the Corporation's authorized and unissued preferred stock as Amended Series 2001-A Preferred Stock;

3. The Corporation presently has 328,484 shares of such Amended Series 2001-A Preferred Stock issued and outstanding;

4. The Board of Directors of the Corporation has authorized and directed by a duly adopted resolution that the number of shares of the Corporation's authorized preferred stock designated as Amended Series 2001-A Preferred Stock be decreased from 700,000 to 600,000; and

5. Therefore, upon the filing of this Amendment, 100,000 shares of the Corporation's authorized but unissued preferred stock shall resume the undesignated status which they had prior to the adoption by the Board of Directors of the aforementioned resolutions set forth in the Certificate of Designation.

Signature page follows this page.

IN WITNESS WHEREOF, Harold's Stores, Inc. has caused this Amendment to the Certificate of Designation to be duly executed on its behalf by the undersigned, Clark J. Hinkley, Chief Executive Officer, and attested by Jodi L. Taylor, its Secretary, this 4th day of February, 2003.

HAROLD'S STORES, INC.

By: /s/ Clark J. Hinkley

Clark J. Hinkley, Chief Executive Officer

Attest:

/s/ Jodi L. Taylor

Jodi L. Taylor, Secretary